                                                                    Exhibit 99.2

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 1



                           ASTA FUNDING, INCORPORATED

                              MODERATOR: GARY STERN
                                FEBRUARY 9, 2005
                                   10:00 AM CT


Operator:             Good morning. My name is (Natasha) and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Asta Funding First Quarter
                      Results Conference Call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time simply pres star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                      Thank you. Mr. Axelrod, you may begin your conference.

Steve Axelrod:        Thank you. This is Steve Axelrod of Wolf Axelrod
                      Weinberger & Associates, the IR agency working with Asta
                      Funding. Good morning and thank you all for joining us for Asta Funding's quarterly conference call to discuss the results for the first quarter ended December 31, 2004.

                      Hopefully, you have now all had the opportunity to review the press release discussing the financial results but once again, if you have not, please call our agency, Wolf Axelrod Weinberger & Associates, at 212-370-4500 and we will immediately send it to you either by fax or e-mail.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 2


                      Before I ask our host, Gary Stern, CEO of Asta Funding, to discuss the current results, let me take a few minutes to read the forward-looking statement. Except for historical information containing herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding Incorporated believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized.

                      Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding's expectations. Factors that could contribute to such differences include those identified in Asta Funding Incorporated's Form 10-K for the fiscal year ended September 30, 2004 and those described from time to time in Asta Funding Incorporated's other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receipt portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program. Asta Funding Inc.'s reports with the Securities and Exchange Commission are available free of charge through its Website at www.AstaFunding.com.

                      With that accomplished, let me turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta. Gary?

Gary Stern:           Thank you Steve. Good morning, everyone, and thank
                      you for joining Asta's First Quarter Conference Call. I am pleased to report record results for Asta's first quarter of fiscal 2005, which is off to a great start. Our revenue and earnings showed excellent growth and has been fueled by the increase of our book of business over the last two years.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 3


                      For the first quarter ended December 31, 2004, we purchased consumer receivable portfolios with an aggregate charge-off balance or face value of approximately $1 billion at an aggregate cost of $36.5 million, which was financed primarily through cash flows from operating activities and our credit facility.

                      With that said, I'd like to briefly comment on how we view the current state of the debt-buying marketplace as it relates to Asta. Excuse me one minute. I am just battling a cold, so please bear with me.

                      First, we're very pleased with the level of portfolio purchases during the first quarter. We will continue to reap the benefits of our close relationships to seek opportunities to make additional acquisitions. The price we are willing to pay for receivables is strictly driven by our desired rate of returns, and we continue with this disciplined approach.

                      While pricing is a significant issue for us and as the environment continues to remain highly competitive, Asta was able to purchase in excess of $1 billion of receivables. We continue to distinguish ourselves by having low overhead cost with our monthly expenses being fairly fixed at approximately $1.1 to 1.3 million per month.

                      The fact that Asta has such scalability to its business, especially when it comes to cost control, is of utmost importance. It allows Asta to continue to collect aggressively on its current book of business, which will open even more capital faster to be prepared to react once paper that meets Asta's strict criteria becomes available. The Company is currently not under any pressure to purchase paper and will remain focused, disciplined and selective on any paper it will review. Excuse me, I apologize. We will continue to cultivate our sourcing capabilities and strengthen our financial wherewithal.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 4


                      Although credit card debt has been a bulk of our business, during the first quarter, we saw a different mix, paying approximately $25.2 million for credit card debt and $11.3 million for telecom debt. We will not shy away from new opportunities that fit into our disciplined purchasing criteria. In fact, as we continue to see pricing competition across all classes of portfolios, Asta has been very nimble to acquire other classes, particularly in the telecom area.

                      To add to this point, we've bolstered the Asta management team by recently adding Nan Beilinson as our National Sales Manager. Nan has hit the ground running and will be focusing on the purchase and sale of distressed assets, as well as positioning and promoting Asta to new faces at financial institutions who are potential source of their distressed consumer receivables. We've worked with Nan for many years, especially from her days at Manufacturers Hanover Trust and Chemical Bank. It's great to have her on our side of the business.

                      Our balance sheet continues to be strong. At the end of the first quarter, our capital structure remained very sound with $121.3 million in shareholders' equity and $37 million owed under our credit facility, leaving Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary. As of yesterday, we only owed our bank $31 million.

                      Now Mitchell Cohen, our CFO, will take you through Asta's financial report.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 5


Mitchell Cohen:       Thank you, Gary. I am very pleased to announce that Asta
                      Funding has continued its outstanding performance through its first fiscal quarter, reporting record revenues and earnings for the quarter ended December 31, 2004.

                      Asta reported record revenues for the quarter of $13.8 million, a 21% increase over revenues of $11.5 million for the first fiscal quarter of '04. This was driven by strong collections of $36.8 million in the quarter, an increase of 27.3% from the prior quarter of $28.9 million. Of these collections, $3.1 million were from fully amortized pools or approximately 8% of total collections.

                      Total expenses, excluding interest, increased slightly to $3 million as compared to the year-ago quarter, up slightly from $2.5 million in the same quarter one year ago. This does not include $862,000 for third-party servicing and interest expense, which is now absent in the current quarter. Interest expense increased by $236,000 to 407,000 during the quarter, as compared to the same period in the prior year, and was due to an increase in the average outstanding borrowings by Asta under its line of credit.

                      Asta continues to have tight controls, as most expenses remain relatively fixed, another benefit to our outsourcing a majority of our collections. We expect these levels -- expense levels to remain around $1.1 million to
                      1.3 million per month during fiscal 2005.

                      As the result of excellent revenue growth and continued expense control, Asta's pre-tax income reached $10.4 million in the quarter, up 31.7% from the prior-year results. Asta's tax rate in the quarter was approximately 41%. This rate is in line with our expectations and we believe it will be similar throughout the remainder of fiscal 2005.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 6


                      Net income was $6.2 million during the quarter, increasing 31.7%, compared to $4.7 million for the first quarter of fiscal 2004. We reported fully diluted earnings per share of 43 cents, an increase of 30.3% and an increase over the prior year's quarter of 33 cents per share.

                      As Gary mentioned, Asta's balance sheet continues to remain financially strong. At fiscal year end, stockholders' equity totaled 120 million -- 121 million, excuse me -- up from 97.3 million last year. Annual book value per share was 8.95 at the end of the first quarter and increased sequentially from $8.52 per share at the fiscal 2004 year-end, and up approximate 7.32 per share at the end of the first quarter of 2004.

                      That concludes my formal remarks. Now, I'd like to turn it back to Gary.

Gary Stern:           Thank you, Mitchell.

                      As most of you know, Asta's unique business model, where we outsource 95% of our receivables, enables us to maintain a streamlined infrastructure, affording us tremendous operating leverage and flexibility as we continue to grow. We also recognize that we need to have the highest quality infrastructure and sufficient resources to support future growth while maximizing returns.

                      During the first quarter, we have continued to build our book of business, but I'm also proud of the great strides we've made over this period by purchasing $1 billion of face value, which brings our total portfolio of purchases to approximately $11 billion since 1999.

                      Expanding our resources and relationships to new sources of business, especially with our new hire of Nan Beilinson, with credit card issuers and sellers of other charged-off consumer receivables, including utilities and telecommunications companies, and committing to having the best possible management information and operational systems in the industry.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 7


                      In addition, Asta is fully prepared for new accounting rule SOP 203-03, which became effective for portfolios acquired after December 15, 2004. We believe our accounting methods remain the most conservative in the industry, and we don't expect any material impact from the adoption of these new rules. I am confident that the fruits of our labor will be reflected in fiscal 2005 and beyond.

                      Now, I would like to open the discussion to any questions that anyone may have.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question, press star and the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from
                      (Joe) Chumbler.

(Scott Nelson):       This actually Scott Nelson filling in for (Joe). How are
                      you doing?

Gary Stern:           Good morning.

(Scott Nelson):       Gary, a first question -- you stated in the last
                      conference call that you felt that credit card prices had plateaued. Is this still the case today? Have you experienced any possible, meaningful price increases in the nontraditional market that would cause your purchasing growth to slow down any?

Gary Stern:           I think we saw a little bit more of an increase in credit
                      card prices. We are buying telecom paper at very attractive prices. We still were able to purchase credit card paper at attractive prices, and we are hoping to be able to buy a significant amount of paper. We can't predict the future. However, you know, there are opportunities and we are hoping that the pricing levels off, but I just, you know we have certain portfolios that are available to us at attractive prices and we are continuing to buy those.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 8


                      But we're not sure what the future will bring but we're certainly in a great position, because of our scalability of our business, low overhead and we're really not under pressure to buy paper. We have always run this company that way, when the market was not competitive at all and when it is competitive. So we will continue to just stay focused and buy the right opportunity, the right portfolio at the right time.

(Scott Nelson):       Okay. Secondly, can you talk about any other
                      nontraditional debt classes outside of telecom that you guys may pursue and just kind of the overall market outlook for the nontraditional sector?

Gary Stern: We are not really sure what other markets we're going to go after. We have some ideas, which we would rather not publicize, because I think they are markets that other people are not going after at the present time. But presently, we've just been purchasing telecom and credit card paper.

(Scott Nelson):       I think, if my math is correct -- can you discuss
                      your available liquidity at -- I think you have about 20 million left on your revolver. Then where do you guys stand quarter end with cash? And do you think these funds will be appropriate?

Gary Stern:           I'm sorry, I was coughing in the middle. Can you repeat
                      it? I apologize. I have a bad cold and I couldn't hear the whole question.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                          Page 9


(Scott Nelson):       Understandable. In regards to your liquidity position, can you update us? I think you probably have about 20 million left on your revolver that's unused. Can you let us know where cash stands at quarter end and if you think those funds are appropriate to fund future portfolios?

Gary Stern:           Well, as of last night, we have about $31 million
                      available under that line.

(Scott Nelson):       Okay.

Gary Stern:           The cash we keep on hand is kind of small.

(Scott Nelson):       Okay, so the cash flow from operations and your unused
                      capacity should be plenty for 2005?

Mitchell Cohen:       We believe so.

Gary Stern:           We believe so and the reason we leave very little
                      cash on hand is we are consistently paying down the bank line because we are cost-conscious and we don't want to pay interest unless we have to.

(Scott Nelson):       Sure. Okay guys, thank you.

Gary Stern:           Thank you.

Operator:             Your next question comes from David Chamberlain.

David Chamberlain:    Hi, thanks, can you give any idea -- if I look at the
                      paper you bought this quarter, you know, the cents on the dollar and kind of where -- what level that was -- tertiary, secondary, and then kind of maybe a breakout of -- between credit card. You know you had said that you had bought more telecom paper this quarter, you know, what kind of pricing you're seeing there right now?

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 10


Gary Stern:           Yes, we purchased about $370 million in telecom paper for
                      approximately $11.5 million and purchased $665 million in credit card paper for about $25 million. It's all across the board. I would say it's mainly secondary and tertiary.

                      I'm trying to recall if we bought any fresh. We may have bought a very small fresh package, but an insignificant amount.

David Chamberlain:    Okay. Thank you.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (Ted Price).

(Ted Price):          Are you seeing, because you outsource everything, any
                      pressure to pay more for your collections?

Gary Stern:           Absolutely not. We've been in this business for many, many years and we know many people that would love our business and there is excess capacity -- we believe there will always be excess capacity for us to outsource, so we price
                      -- what we try to do is be fair to our outsourcers. We don't want to just force them to take pricing, you know, contingency paper where it's not profitable for both parties. We do ask them to lower their margins somewhat because of the volume that we give them but we're not having to pay more at all. It's quite the contrary. We actually are using more of a legal strategy, which we've discussed recently, so we are more oriented towards sending them to legal network and individual attorneys that we've worked with for many years. We do use a collection agency and legal strategy on our telecom.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 11

(Ted Price):          Okay.

Mitchell Cohen:       In fact, it works to our advantage because we are able to
                      pay the same amount but keep the same low-cost infrastructure.

(Ted Price):          And the fact that you're doing more on the legal side is
                      not more expensive?

Gary Stern:           No, absolutely not. It's actually a little bit less
                      expensive, I would say, and it's much more effective because we have very good systems. We pride ourselves on our systems and our ability to decide what accounts are the right accounts to sue. So if you're careful in what you're doing and you know what you're doing and you know you can predict with some reason who the most likely candidates are to pay, you can really control your own destiny. We've been able to do that very successfully.
                      There's also a longer tail when you sue people; there's a longer tail on collections, so collections go out over more than a 5-year period because by the time you obtain a judgment and liens on houses and garnishments, etc., etc., there's a longer process but also a longer tail on collections.

(Ted Price):          I got you. Okay.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question press star and the number 1 on your telephone keypad. Your next question comes from (Ted
                      Price).

(Ted Price):          Yeah, let me circle back one more time on the whole issue
                      of pricing. I know you said you can't really project it, but I don't recall hearing you talk about it in quite the same way you put it in the press release this morning. It sounded to me like you are more concerned than you were in the past. Is that the case?

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 12

Gary Stern:           As far as pricing?

(Ted Price):          Yes.

Gary Stern:           I would say -- I would characterize it that we are
                      a little bit more concerned on the credit card side, not really concerned on the telecom side. You know, maybe the wording -- I don't know what wording are you referring to?

(Ted Price):          I don't have it in front of me but I think you said you
                      saw there were some pressure on prices, and I forget exactly how you put it -- that the growth of the portfolio could wane in the future.

Gary Stern:           Yes, I mean the growth could. We are of the opinion we
                      will be able to buy our fair share of paper. We're not going to do anything foolish. If people are overpaying now and they have been for quite awhile, in our opinion, some people, some groups -- we don't know who they are because we are not privy to that -- we're going to stay disciplined. And invariably what usually happens is people get a rude awakening eventually and then pricing come back down.

                      Now, we have always structured this company and will continue to structure this company to have fixed overhead. We've never been of the opinion that it makes sense to have many collectors. We have, obviously, the skills and the wherewithal to hire 1,000 or 2,000 collectors as needed, but we always believe and feel very firmly that the best policy is to have lower overhead to basically manage your outsourcing groups and manage them at an effective rate.

                      And, you know, I'm not terribly concerned about our ability to buy paper at the right price, but we're not going to do anything foolish. And the credit card market is a little bit tougher than it was last quarter, but we think it will come down eventually.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 13

                      We are enjoying the ability to buy telecom paper at attractive, very attractive prices, because of certain relationships we have. We are going to look at some other markets, which we're not going to discuss on the call because we feel that we are better off keeping that confidential. But we will go with the flow, and that's exactly how we feel.

(Ted Price):          Okay.

Gary Stern:           And I'd like you to be aware -- if indeed we don't spend
                      as much money, I don't think this should be a bad sign and we're not predicting the future, but I think one should look at this company as being extremely disciplined with a significant amount of paper that's being in the proper hands, whether it's collection agencies or law firms that's being managed properly. We also probably are going to try to continue, as we always do, to resell paper. But
                      I think you ought to view us as someone that's a long-term equity play, and we're very conscious of doing the right thing with our money. If it means accumulating cash, we will do that, and if it means, you know, buying paper, we will do that, but so far, we're pretty comfortable with what we have.

(Ted Price):          I think that's always been the case. I'm not sure that
                      that's so widely known now by the Streets. I wanted to hear you say it again.

Gary Stern:           Without coughing and having to blow my nose, so maybe I'm
                      batting 1000 instead of striking out with the interruptions with blowing my nose.

(Ted Price):          Thanks.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 14

Operator:             Your next question comes (Tom Levin).

(Tom Levin):          Yes, my questions -- I'm not so sure if you do this or
                      not, but are you giving any guidance for the next fiscal or at all in terms of topline?

Gary Stern:           No, we really haven't given any guidance at all, ever.

(Tom Levin):          Okay. The second question then is with regards to -- which
                      I just want to be clear so I understand, with regards to margins, if you will. The margin question is you talked about the outsourcing. Would you say that, going forward, you feel that you'll be able to maintain, because of the low fixed costs, the same type of profitability in the future?

Gary Stern:           Yes, yes, yes. We don't expect any material increase in
                      our fixed overhead, and we will not accept any increase in our outsourcing expense, which is all contingency based.
                      So, we don't really -- we feel we can maintain our margins.

(Tom Levin):          Okay.

Mitchell Cohen:       That is what is unique about our business, is that (it's
                      not really) competitive.

(Tom Levin):          Thank you.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (Matt Varnette).

Matt Varnette:        Hi Gary, hi (Mitch). This is (Matt) how are you
                      doing? First of all, thanks for a good quarter. Second of all, I might have missed one of your answers. You mentioned that you were looking at other markets, and I know you may not want to say what they are for competitive reasons, but can you answer maybe two things then? One, are they meaningful sized markets that you're looking at?
                      Second of all, do you think, within the next couple of years, you may enter one of these markets that you are looking at?

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 15

Gary Stern:           They could be meaningful. We're not sure; we're testing it right now. And yes, if we enter the market, it will be within a year, or less than a year. It will be very quickly. We are trying to enter the market as we speak. We don't know how easy it will be, but it's not very competitive in our opinion.

(Matt Varnette):      Okay and thanks again for a good quarter and being
                      consistent with everything you've said from to the day of the roadshow.

Gary Stern:           You're welcome. Thank you.

Operator:             Your next question comes from David Chamberlain.

David Chamberlain:    Just a follow-up question -- when you think about the
                      telecom paper and the earn-out and how you collect the paper, versus is credit card, are there any significant differences there? I mean, is it a similar process and a similar collection period or can you give me kind of more color there?

Gary Stern:           I think, depending on the mix of telecom, because some
                      portfolios we buy have smaller balances, which will liquidate out faster, and others have a mix of larger balances and smaller balances and on the larger balances we're starting to use the litigation strategy, so that could be longer-term but overall, I think that the paper probably will behave somewhat similar to our credit card paper if you look at our legal strategy on our credit card paper.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 16

David Chamberlain:    Given the way you're pricing, you expect kind of similar
                      return?

Gary Stern:           Yeah, absolutely. We're not buying any paper without our
                      hope to attain similar returns. You know, we can't always be right but knock on wood, most of the time, we have been correct. So we're not going to lower our expectations to buy a portfolio for the sake of putting on business.

                      And that speaks to my fact of -- that I articulated earlier, that if you see a quarter or a month where things are slow, I don't think anybody should be concerned. They should just view us as smart buyers and are not doing anything foolish. Then we will accumulate cash or pay our bank debt down. So we're going to continue with our approach to acquire portfolios at the necessary yields because we think it's pretty foolish to buy paper and lower your expectations and just chase other buyers. We're not affected at all by what other people do; we are affected by what our team and our focus is, which is to buy paper at the right price and to focus on maximizing recovery for ourselves and for shareholders.

David Chamberlain:    Right that makes sense. I guess, secondarily, just on the
                      telecom opportunity -- and this has been a recent start-up purchasing -- do you feel that all the players that now own the paper kind of know that you and others are out there willing to collect on it? Second, just kind of -- can you give some kind of top 10,000-feet picture of kind of the opportunity there in the telecom space versus the current credit card space, just in terms of paper outstanding?

Gary Stern:           I think there are opportunities in telecom, and I
                      think it's widely known and we aren't really that new.
                      Approximately two years ago, we purchased about $0.5 billion in telecom paper, so we do have some experience.
                      Before we jump into something and really spend a lot of money into an asset class, we are going to test the waters.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 17

                      So prior to that $0.5 billion purchase, I believe we spent $0.5 million on a similar purchase just to test how it was coming out of the gate. And that's what we will do with any new asset class. So you know, I think there are opportunities in telecom. One needs to be selective. Some paper trades, in our opinion, at very high price, and some paper trades at very attractive prices, so we're very selective and we are not chasing deals.

                      So it is a competitive market but if you know what you're doing and you know who to buy from and you stay disciplined, you know our attitude is there will always be another deal and that has always been our attitude. So we are not going to have buyer's remorse and wish we didn't pay X dollars for a portfolio. The only time we would have buyer's remorse is if we chased a transaction.

David Chamberlain:    Thank you so much.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (James Leonard).

(James Leonard):      Good morning, guys. I just want to pursue the rate of
                      return differential, or the similar returns in telecom and credit card paper a little bit. There is a cost differential. Is the quality the same? I'm trying to reconcile the cost differential. Is the quality the same, or does it cost more to collect one than the other? Is the timing different? Because you're indicating you're getting the same rate of return on both but you're cost is different. Can you kind of reconcile those for us?

Gary Stern:           The cost is somewhat different. It's not that much --
                      there's not that much of a difference in what we're paying for credit card debt and what we're paying for telecom debt. It's somewhat different. The average, I would say, was around -- if you look at the 370 million, somewhere in 3 cent range on telecom. And, you know, just doing the math, it's probably a little bit higher on the credit card paper but it's not really material.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 18

                      The costs really are similar. We are outsourcing the paper to various groups at similar costs that we are outsourcing the credit card paper. Then again, you know, one has to know who to outsource telecom paper to. There are certainly companies that are set up to handle telecom or small-balance paper, and there are certain companies that are set up to handle the larger-balance telecom paper, so we use various strategies. Therefore, an agency that can handle small balances can handle it at an effective rate for both parties. So, by having great knowledge of the industry and great knowledge of where to outsource, we see the same returns at similar cost.

(James Leonard)       I guess I'm just looking at the cost differential is about
                      25% and it looked like you were paying about 25% more for credit card paper than you were for telecom paper. If your rate of return is the same, there should be something to equalize that 25% I guess is what I'm...

Gary Stern:           Let me just go over the math. The average on credit card
                      paper probably is what, 3.6, or 3.7.

(James Leonard):      About 3 cents and about 3.8 cents on...

Gary Stern:           Okay. I see what you're saying. I don't think you
                      should read into that because there was probably a mix of some better credit card paper in there. When I better, you know, a little bit fresher paper than telecom paper, so I think the costs are going to be similar. We may be able to even buy paper at lower costs than telecom paper. We are negotiating a transaction now to buy some telecom paper at a lower cost than what we've paid in the past.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 19

(James Leonard):      But if the mix -- if there's a higher mix in the credit
                      card paper that was sort of due to the cost I guess I could conclude that the cost differential is basically due to quality then?

Gary Stern:           Yeah, absolutely. We feel the economics are similar. They
                      may be even a little bit better depending on what we pay for telecom paper in the future, because they might even be a little bit better in the telecom market.

(James Leonard):      Okay. Did you wholesale any portfolios this quarter?

Gary Stern:           Yes, we always do. We always sell paper.

(James Leonard):      Can you indicate how much -- how many wholesale...

Gary Stern:           We've never talked about that and we really don't
                      disclose that but we always, as a general basis, will sell paper as we feel people are buying it at our indifference point. So, many people that want to buy paper we sell to a select few as we see we are hitting an indifference point.

(James Leonard):      Is there any consistency there, whether, you know, say, if we look at a percentage of revenues or a percentage of cash inflow? Is there any consistency there on a quarter-to-quarter basis or annual basis? Do you sell about the same amount of wholesale or is there big fluctuations?

Gary Stern:           You know, I don't, you know, Mitch can answer that because we don't -- I haven't really focused on it. We just sell as we feel it makes sense. There may have been some fluctuations.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 20

Mitchell Cohen:       Right, there might be some fluctuations up and down
                      quarter-to-quarter, but it wouldn't be material.

(James Leonard):      It wouldn't influence profit margins is what you're
                      saying?

Mitchell Cohen:       Exactly. If we're going to get the same type of rate of
                      return on a sale, we will do that.

(James Leonard):      Can you indicate what your -- what your revenues, what
                      percent was interest-based and what percent was cash-based on the two kind of -- the two quarters?

Mitchell Cohen:       We would prefer not to. It's forward-looking and backward
                      looking and information that's not public right now.

James Leonard:        What were your cash receipts on the two quarters?

Gary Stern:           Well, the total cash, including sales, were close to 37
                      million this quarter. Last quarter, I believe they were what 29? Twenty-nine last quarter.

(James Leonard):      Okay. Okay. Thank you, guys.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (Gerry Kahn).

(Gerry Kahn):         Over the last two years -- I don't have the numbers
                      here -- but you spent, I don't know, $2 or 300 million buying I think over $3 billion worth of receivables. How would you characterize your present backlog? Let's assume you didn't purchase anything. It seems to me you have a portfolio now that could sustain this sort of revenue for some time, being conservative and not buying paper that doesn't need your standards, which always makes sense. It really shouldn't have much of an impact in the near term.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 21

Gary Stern:           Okay, we've purchased, in the last two years -- I don't
                      have the numbers in front of me but I believe, last fiscal year, we spent approximately $104, 105 million and the year before $110 million and so far this quarter, you know, 35 million, $35.5 million. But you know, there's a much longer tail on legal, so if we wouldn't buy any paper, we feel there's significant cash flow continually coming in and that will continue to come in over along period of time, especially since the last 6 to 12 months we've targeted more legal, more of a legal strategy than a collection-agency strategy, with the exception of telecom, it's both. So we think that if we didn't buy any paper for a while, there should be a good amount of cash coming in.

(Gerry Kahn):         Was there any reason you couldn't assume that it would be
                      at the present level?

Gary Stern:           Well, it could be at the present level.

Mitchell Cohen:       It could be higher.

Gary Stern:           It could be at the present level, it could be higher...

(Gerry Kahn):         Yes, I understand. You have enough backflow; you are not
                      dependent on current purchases if the prices in one category went up a little bit.

Gary Stern:           Yes, I mean, we have a lot of paper out there. We have a
                      lot of paper that's producing, and there are new people that are starting to pay every day. So if we didn't buy paper for a while, you know, it's not going to really hurt us short-term in my opinion. That's not the case, by the way. We are buying paper, so I don't want to give anybody the wrong impression.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 22

(Gerry Kahn):         You bought quite a bit in the last quarter.

Gary Stern:           Last quarter and we're continuing to buy paper. We are not disclosing how much at this point, but we are buying a certain amount of paper at very attractive prices. So, if things dry up over a short period of time, it's not going to -- would it bother us? Yes. It would bother us from the business point of view of trying to buy as much as we can but we're not going to be overly concerned because we have this big backflow and we know we're doing the right thing to protect our shareholders and ourselves.

(Gerry Kahn):         The statement that that gentleman referred to probably was where you said "Even while the number of portfolios that meet our disciplined purchasing guidelines may wane".

Mitchell Cohen:       I think you have to focus on the word "may" there.

(Gerry Kahn):         I'm just saying that's (unintelligible), isn't it? The
                      stock market has -- maybe there's other things I don't know but the stock is down almost $4.

Gary Stern:           Yes, it's down $4 though.

(Gerry Kahn):         Someone didn't like it. 3.90 to be exact. I don't know.

Gary Stern:           It's unfortunate but...

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 23

(Gerry Kahn):         But no, I think you are sticking to doing the right
                      things and being conservative and not buying other stuff, and I echo the sentiments that the gentleman made before that were positive. Thank you.

Gary Stern:           Okay, thank you.

Operator:             Your next question comes form (Brandon Frank).

(Brandon Frank):      Yes, three quick questions -- first, do you generally
                      expect the mix of telecom and credit card purchases to be the same in the future? Second, with the telecom purchases, is that mostly wireless or is that fixed-line telecom? Then thirdly, have you seen any changes in the prices for telecom receivables, given the changes recently in the telecom market? Consolidation?

Gary Stern:           To answer the first question, we don't know what the mix
                      will be but we certainly think we'll buy a little bit more telecom than credit card paper. We're not going to respond because whether it's wireless or landline. Last but not least, yes, there are some pricing issues with certain sellers of telecom but like anything else, we pick and choose who we buy from, so there are some portfolios we bought debt that we were nowhere near where we were told portfolios traded at, and there are others that we are successful.

(Brandon Frank):      Okay, thanks.

Gary Stern:           You're welcome.

Operator:             Your next question is from (Joe) Chumbler.

                                                      ASTA FUNDING, INCORPORATED
                                                           Moderator: Gary Stern
                                                            02-09-05/10:00 am CT
                                                          Confirmation # 3925512
                                                                         Page 24

(Scott Nelson):       This is (Scott Nelson). Just a quick follow-up -- what
                      were total collections in the period? Can you break those out between 0 basis portfolios and the legal channel?

Gary Stern:           You know, I'm responding for (Mitch). We can get back to
                      you. We don't have the total breakout on legal channel versus non-legal channel, but if you'd like, we can get that to you.

(Scott Nelson):       I'll call you after the call. Thanks.

Operator:             At this time, there are no further questions. Mr. Axelrod, are there any closing remarks?

Steve Axelrod:        The closing remarks, if any, will be done by Gary Stern.

Gary Stern:           Steve, you can do it.

Steve Axelrod:        Well, we wish to thank all of you for joining us again for the conference call. If you need any further information, you can contact the Company at their number or at Wolf
                      Axelrod at 212-370-4500. Thank you all for joining us.
                      Have a great day.

Gary Stern:           Thank you very much, everyone. Have a great day.


                                       END